Exhibit 99.1

CROWN CORK & SEAL ANNOUNCES CONCURRENT TENDER

OFFERS FOR ANY AND ALL OUTSTANDING NOTES OF CERTAIN

OF ITS SERIES OF NOTES MATURING PRIOR TO 2006

Philadelphia, PA — February 4, 2003.    Crown Cork & Seal Company, Inc. (NYSE: CCK), announced today that it has commenced concurrent tender offers for any and all of the outstanding notes of the Company and its subsidiaries described in the table below. The tender offers comprise part of the Company’s recently announced comprehensive refinancing plan.

The series of notes subject to the tender offers are:

ISSUER	PRINCIPAL OUTSTANDING/ NOTE SERIES	CUSIP NO.	TENDER PRICE

Crown Cork & Seal Company, Inc.	$194,500,000 6.750% Notes due April 15, 2003	22825M-AC-9	100.500%

Crown Cork & Seal Finance PLC	$193,500,000 6.750% Notes due December 15, 2003	22825L-AA-8	100.000%

Crown Cork & Seal Finance S.A.	$184,250,000 6.750% Notes due December 15, 2003	22825M-AA-6	100.000%

Crown Cork & Seal Company, Inc.	$192,250,000 8.375% Notes due January 15, 2005	228255-AF-2	100.000%

Under the terms of the tender offers, the Company is offering to purchase tendered notes for cash at a purchase price for each $1,000 principal amount of tendered notes equal to the corresponding tender price listed in the table above, plus accrued and unpaid interest on such principal amount up to but not including the settlement date.

Each tender offer commences on Tuesday, February 4, 2003 and will expire at 12:01 a.m., New York City time, on Wednesday, March 5, 2003, unless extended. Consummation of the applicable tender offer is subject to the satisfaction or waiver of various conditions, including the condition that the Company’s refinancing plan is consummated on terms satisfactory to the Company. Each tender offer is made independently of the other.

Salomon Smith Barney Inc. is acting as Dealer Manager for the tender offers. The Information Agent and Depositary is Mellon Investor Services LLC.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers are made only by reference to the Offer to Purchase dated February 4, 2003. Requests for information should be directed to Mellon Investor Services at (800) 903-7594. Questions regarding the tender offers should be directed to Salomon Smith Barney Inc. at (800) 558-3745 or collect at (212) 723-6106.

Crown Cork & Seal is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

Cautionary Note

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include that the tender offers are subject to a number of conditions and the final terms may vary substantially as a result of market and other conditions. There can be no assurance that the tender offers and the refinancing plan will be completed, or that the tender offers will be completed on the terms described herein.

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